Bluerock Credit Fund Advisor, LLC

and

RREEF America L.L.C.

SUB-ADVISORY INVESTMENT MANAGEMENT AGREEMENT

dated as of

February __, 2018

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SUB-ADVISORY INVESTMENT MANAGEMENT AGREEMENT

THIS SUB-ADVISORY INVESTMENT MANAGEMENT AGREEMENT (the "Agreement") is entered effective this ___ day of February, 2018 by and between RREEF America L.L.C., a Delaware limited liability company (the "Investment Manager"), and Bluerock Credit Fund Advisor, LLC, a Delaware limited liability company (the "Client").

WHEREAS, the Investment Manager and Client are registered investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engage in the business of providing investment management services; and

WHEREAS, the Client has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, effective as of February __, 2018 (the "Advisory Agreement"), with respect to Bluerock Institutional Mortgage Income Fund (or such other name as the fund may become known), a Delaware statutory trust (the "Fund" or the "Trust") registered with the U.S. Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act") as a continuously offered, non-diversified, closed-end investment management company which operates as an interval fund; and

WHEREAS, the Advisory Agreement permits the Client, subject to the supervision and direction of the Board of Trustees of the Fund (the "Board” or the "Trustees"), to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Client desires to retain the Investment Manager to assist the Client to provide investment, portfolio and asset management services in connection with the investment portfolio of the Fund, including investment origination, acquisition/disposition and management services with respect to private real estate debt investments, public real estate debt investments, and real estate-related preferred equity investments, consistent with the Fund’s investment strategies and investment limitations as described in its Registration Statement (as may be amended, from time to time) (the "Registration Statement"), and the Investment Manager is willing to render such services, subject to the terms and conditions set forth in this Agreement (collectively, the "Services"); and

WHEREAS, the Client and Investment Manager wish to establish between themselves their respective duties and responsibilities to each other.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION I. APPOINTMENT OF INVESTMENT MANAGER

The Client hereby appoints the Investment Manager to provide the Services with respect to that portion of the Fund's portfolio designated by the Client (the "Client Account") and the Investment Manager accepts the appointment pursuant to the terms of this Agreement and in accordance with the Registration Statement and such written directions or guidelines as may be delivered in writing from time to time to the Investment Manager by the Client (the "Investment Guidelines"). The initial Investment Guidelines are set forth in Exhibit A, which by this reference is incorporated into this Agreement as if fully set forth herein. Unless otherwise required by applicable law, the Investment Guidelines shall be applied at the time of an investment’s purchase. The Investment Guidelines may be modified from time to time by the Client upon 10 days' prior written notice to the Investment Manager. The authority herein granted to the Investment Manager shall be exercised by it in accordance with the Investment Guidelines and the Registration Statement.

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SECTION 2. REPRESENTATIONS AND WARRANTIES BY THE INVESTMENT MANAGER AND CLIENT

(a) Representations and Warranties of Investment Manager. The Investment Manager represents, warrants, acknowledges and agrees that:

(i) it is, and will continue to be for so long as this Agreement remains in effect, duly organized pursuant to, and validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to perform its obligations under this Agreement;

(ii) it is duly registered and in good standing as an investment adviser with the SEC under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(iii) this Agreement has been duly authorized, executed and delivered on behalf of the Investment Manager and, assuming due authorization, execution and delivery by the Client, constitutes a valid binding agreement of the Investment Manager enforceable in accordance with its terms;

(iv) it shall promptly notify the Client of any change in the Investment Manager's financial condition that is likely to have a material negative effect on the services provided by the Investment Manager to the Fund;

(v) it shall promptly notify the Client and the Fund of any change of portfolio managers providing advisory services to the Fund;

(vi) the execution, delivery and performance by the Investment Manager of this Agreement are within the Investment Manager's powers and have been duly authorized by all necessary action on the part of its board of directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Investment Manager for the execution, delivery and performance by the Investment Manager of this Agreement, and the execution, delivery and performance by the Investment Manager of this Agreement do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation; (b) the Investment Manager's governing instruments; or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Investment Manager;

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(vii) the Form ADV of the Investment Manager previously provided to the Client is a true and complete copy of the form as currently filed with the SEC and as of the filing date, the information contained therein was accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Investment Manager will promptly provide the Client and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(viii) the Investment Manager has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be promptly delivered to the Client and the Trust; and

(ix) it shall promptly notify the Client in the event that any of the representations, warranties, acknowledgments or agreements shall no longer be true.

(b) Representations and Warranties of Client. The Client represents and warrants that:

(i) it is, and will continue to be for so long as this Agreement remains in effect, duly organized pursuant to, and validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to perform its obligations under this Agreement;

(ii) it is duly registered and in good standing as an investment adviser with the SEC under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(iii) the Form ADV of the Client previously provided to the Investment Manager is a true and complete copy of the form as currently filed with the SEC, and as of the filing date, the information contained therein was accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Client will promptly provide the Investment Manager with a complete copy of all subsequent amendments to its Form ADV;

(iv) the Client has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Manager with a copy of that code, together with evidence of its adoption;

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(v) the Fund is a registered investment company under the 1940 Act that has elected to operate as interval fund pursuant to Rule 23c-3 under the 1940 Act;

(vi) the Fund has adopted written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act that are reasonably designed to prevent violations of the federal securities laws, and such policies and procedures will be made available to the Invesmtent Manager for its review as may be reasonably requested;

(vii) the Registration Statement, and any further amendments or supplements thereto, will, as of the applicable effective date, comply in all material respects with all applicable laws and regulations; the Registration Statement does not, and any amendments thereto will not, in each case as of the applicable effective date, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing shall not apply with respect to any information included in the Registration Statement that was furnished by the Investment Manager for inclusion therein;

(viii) in connection with the services provided under the investment advisory agreement between the Client and the Fund, the Client shall comply with all requirements applicable to the investment adviser of a closed-end registered investment company that has elected to operate as an interval fund like the Fund, including the Advisers Act and the 1940 Act, in all material respects; furthermore, the Client shall provide to the Investment Manager all information reasonably requested by the Investment Manager in order to comply with the provisions hereof, the 1940 Act, and the Advisers Act;

(ix) the Board has duly appointed the Investment Manager as investment manager to manage (including the power to acquire and dispose of) the assets allocated by the Client to the Client Account from time to time;

(x) it has provided to the Investment Manager all applicable documentation regarding the Fund including, but not limited to, the agreement and declaration of trust of the Fund, the by-laws adopted by the Fund, the Registration Statement, and other instruments governing the operation of the Fund, including financial and other information, that the Investment Manager may reasonably request in furtherance of its obligations or authority hereunder (collectively, the "Fund Account Documents"). Any such documentation, including, without limitation, the Fund's financial or other information, provided to the Investment Manager shall be accurate in all material respects. In addition, the Client will furnish the Investment Manager with additional financial information upon the Investment Manager's reasonable request;

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(xi) it will promptly provide Investment Manager with any amendments or revisions to the Fund Account Documents (including, but not limited to, the Registration Statement and any other document governing the operation of the Client Account and/or Fund);

(xii) without limitation, the transactions and agreements which the Investment Manager enters into on behalf of the Client Account with a counterparty pursuant to this Agreement will not violate the constituent documents of, any law, rule, regulation, order or judgment binding on the Client or the Fund, or any contractual restriction binding on or affecting the Client or the Fund or its properties and no governmental or other notice or consent that has not been obtained is required in connection with the execution, delivery or performance of this Agreement or of any agreements governing or relating to such obligations;

(xiii) the Fund is the owner of all Assets the Client places or will place in the Client Account and that except as disclosed in writing there are, and will be, no restrictions whatsoever as to the public distribution or trading of such Assets;

(xiv) the execution, delivery and performance by the Client of this Agreement are within the Client’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Client for the execution, delivery and performance by the Client of this Agreement, and the execution, delivery and performance by the Client of this Agreement do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation, (b) the Client’s governing instruments, or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Client;

(xv) the Investment Manager may include the name of the Client on any representative client list;

(xvi) the Fund is, or will be within a reasonably brief time following commencement of investment operations, a Qualified Institutional Buyer ("QIB") as such term is defined in Rule 144(A)(1)(i) of the United States Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder, and shall promptly notify the Investment Manager in writing (a) when the Fund becomes a QIB and (b) upon becoming a QIB, if the Fund ceases to be a QIB and further agrees to provide such evidence of its status as a QIB as the Investment Manager may reasonably request from time to time;

(xvii) the Fund is, or will be within a reasonable time following commencement of investment operations, a qualified eligible person ("QEP") as defined by Commodity Futures Trading Commission ("CFTC") Rule 4.7 and Client further consents to being treated as a QEP in accordance with CFTC Rule 4.7;

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(xviii) as of the date hereof, neither the Fund nor the Client is a "restricted person" for the purposes of FINRA Rule 5130 or a "covered person" for purposes of FINRA Rule 5131 (collectively, the "New Issues Rules"), or the Fund and/or the Client, as applicable, is otherwise exempt from the prohibitions of the New Issues Rules;

(xix) the Fund is operated in compliance with the provisions of the Commodity Exchange Act, as amended ("CEA") and the rules of the CFTC;

(xx) if required by the CEA, the Fund has filed a Notice of Eligibility for exclusion from the definition of the term "commodity pool operator" pursuant to CFTC Rule 4.5;

(xxi) the Client will notify the Investment Manager within five (5) business days of the Fund either becoming a "restricted person" or a "covered person" for the purposes of the New Issues Rules or ceases to be exempt from the prohibitions of the New Issues Rules;

(xxii) the Investment Manager has been retained by Client to use its particular investment expertise with respect to the assets which are held in the Client Account and, to the extent there is any restriction (whether created by any documents relating to the Client Account, applicable law or otherwise) as to the percentage of any such Client Account assets which may be invested in any type of property, Client, and not Investment Manager, shall, except as otherwise provided pursuant to clause (xi) of this paragraph (b), be responsible for ensuring that the investments (including the Assets in the Client Account) do not, individually or in the aggregate, violate such restrictions;

(xxiii) the Client acknowledges the Investment Manager has not made any representation regarding the profitability of the Client Account or its ability to avoid losses, the Investment Manager's trading activities are speculative and involve substantial risk of loss and the past performance of the Investment Manager and any sub-adviser engaged by the Investment Manager, with regard to other managed accounts, is not indicative of future performance of the Client Account;

(xxiv) the Client acknowledges that any benchmarks that may be referred to in the Agreement or the Registration Statement are targets only, and the Investment Manager shall not be liable to the Client or to any third party for the Investment Manager’s failure to meet or outperform any such benchmark;

(xxv) the Client shall promptly notify the Investment Manager in the event that the SEC has censured the Client or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Client’s registration as an investment adviser; or, to the knowledge of the Client, has commenced proceedings or an investigation that may result in any of these actions; and

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(xxvi) the Client shall notify the Investment Manager before or immediately upon the occurrence, or if it knows or has reason to know of the occurrence or likelihood of the occurrence, of any event which causes a change in the representations and warranties under this Agreement or which (A) makes investments, transactions or agreements made pursuant to this Agreement unlawful or unsuitable for the Fund Account; or (B) would operate to limit, suspend or terminate the authority of the Client.

(c)  Form ADV. The Client acknowledges receipt and review of a copy of the Investment Manager's current written disclosure statement on ADV Part 2A ("Brochure") and Part 2B ("Brochure Supplements") prior to or at the time of entering into this Agreement.

(d) Consent to Electronic Delivery of Materials and Communications. In an effort to provide the Client with timely information regarding the Investment Manager's products and service offerings, the Investment Manager would like to send its Brochure and Brochure Supplements and other communications (collectively the "Materials"), and any amendments thereto, to the Client electronically, including by e-mail, via the Deutsche Asset Management/RREEF website www.rreef.com, or other electronic means.

(i) The Client hereby consents to the receipt of the Investment Manager's Materials by e-mail at the address indicated in the Client's information in the Notice section below or as otherwise provided to the Investment Manager in connection with or following the execution of this Agreement. The Client acknowledges that such consent will be ongoing until such time as revoked by the Client in writing to the Investment Manager.

(ii) The Client hereby consents to the receipt of the Investment Manager's Materials via Deutsche Asset Management/RREEF's website at www.rreef.com.1 The Client acknowledges that such consent will be ongoing until such time as revoked by the Client in writing to the Investment Manager.

(iii) Please note, if the Client does not consent to receipt of the Materials by e-mail, the Client will receive paper copies by regular mail or courier. If the Client chooses to receive the Materials electronically, the Client may still request a paper copy of the Materials at any time at no charge.

(iv) The Client (A) consents to the receipt of Materials via the electronic means described above; (B) represent that the e-mail address provided to the Investment Manager is an e-mail address that the Client will access, and is not an e-mail address of someone other than the Client; (C) agrees to notify the Investment Manager promptly of any change to the Client's designated e-mail address for receiving Materials; and (D) agrees to hold the Investment Manager harmless to the extent the Client does not receive the Materials through the Client's failure to notify the Investment Manager of any change to the Client's designated e-mail address.

1 To view and print the Materials from the Investment Manager's website, the Client will need Adobe Reader, which may be downloaded at www.adobe.com.

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(e)  Survival of Representations, Warranties and Covenants; Duty to Update Information. All representations, warranties and covenants made by the Investment Manager and the Client, both on behalf of itself and the Fund, shall survive for the duration of this Agreement and each party hereto shall promptly notify the other party hereto in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true in any material respect.

SECTION 3. ASSETS OF THE CLIENT ACCOUNT

(a) Account. The Client Account shall consist of Fund capital and such securities of all type and nature, cash and cash equivalents ("Assets") the Client shall commit to the Client Account from time to time (including, without limitation, earnings and other proceeds from investments thereof). There is no stated or required minimum level of Assets in the Client Account, and Client does not guarantee any specific level of Assets.

(b) Additions and Withdrawals from Account. The Client may, from time to time, allocate additional Assets to the Client Account. The Client also may, from time to time, direct a transfer or re-allocation of any or all Assets from the Client Account and will use commercially reasonable efforts to provide such direction by prior written notice to the Investment Manager with as much advance written notice as is reasonably practicable under the circumstances, but in no event less than five (5) business days advance notice; however, Investment Manager understands that at certain rare occasions such advance prior notice will not be possible. In such cases when advance notice is not possible, the Investment Manager will use commercially reasonable efforts to follow the written direction provided by the Client. The parties acknowledge that such withdrawals may be in connection with the Fund providing liquidity to its shareholders. In addition, to the extent that the Investment Manager is required to maintain a greater percentage of the assets of the Fund in cash and liquid securities than would otherwise be the case in order to satisfy the potential liquidity needs of the Fund or to accommodate any re-allocation of assets by the Client, the parties acknowledge that such investments may negatively impact the Fund’s performance. In that regard, the Client shall consult with the Investment Manager prior to increasing the percentage of the Fund’s shares that may be made available for repurchase during any quarterly redemption period above 5% of the Fund’s then issued and outstanding shares.

SECTION 4. POWERS AND DUTIES OF THE INVESTMENT MANAGER

(a) Authority. The Investment Manager shall have the following authority and obligations in connection with the Client Account:

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(i) The Client understands that in providing the Services, the Investment Manager shall have, and is hereby granted, the discretionary authority, power and right (except the Client will have the opportunity to object to the Fund’s purchase of a private debt investment during the investment process) for the Client Account to (A) enter into all transactions and other undertakings that Investment Manager may in its discretion deem necessary or advisable to carry out the strategy of the Client Account; (B) to determine in its discretion the composition of the Assets of the Client Account, including determination of the purchase (or otherwise acquisition of), retention, or sale (or otherwise dispositions of) of the Assets and other investments contained in the Client Account, consistent with the Investment Guidelines for the Client Account; (C) subject to the review of legal counsel to the Fund, create one or more single purpose vehicles to facilitate certain investments held in the Client Account; and (D) to issue orders and instructions with respect to long and short positions, on margin or otherwise, selected by Investment Manager and consistent with the Investment Guidelines for the Client Account. Investment Manager may, but is not required to, exercise options, conversion privileges, rights to subscribe to additional shares or other rights acquired with respect to the Assets and may, but is not required to, consent to or participate in dissolutions, bankruptcies, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting the Assets;

(ii) Except as noted in Section 4(a)(iii), the Investment Manager may not delegate all or part of the performance of duties required of it by this Agreement unless prior written approval is provided by the Client and the Board, and to the extent necessary, an appropriate sub-advisory agreement is properly approved by the Trust, and such delegation is determined by the Trust to be made in accordance the 1940 Act and other applicable law; provided, however, that even in the event that such delegation is approved, the Investment Manager shall always remain liable to the Client for its obligations;

(iii) The Investment Manager may subcontract its middle and back office administrative functions (including basic loan servicing such as administering of cash flows, waterfalls, and remittances) not related to the discretionary investment, advisory and other similar rights, powers and functions hereunder to any third party, without the prior written consent of the Client;

(iv) The Parties have agreed to an exclusive arrangement, the terms of which have been negotiated outside this Agreement;

(v) Investment Manager will not undertake any activities that would materially adversely affect the performance of its obligations hereunder or its fiduciary obligations to the Fund; and

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(vi)  The parties acknowledge that the advice of Investment Manager to other clients and the action of Investment Manager for those other clients are frequently premised not only on the merits of a particular investment but on the suitability of that investment for the particular investor in light of its applicable investment guidelines and other relevant circumstances, and, thus, any action of Investment Manager with respect to the Client Account, in connection with a particular investment, may differ from either the recommendation, advice, and/or actions of Investment Manager to, or on behalf of, other clients. Investment Manager may give advice or take action with respect to the Client Account which may differ from advice given or timing or nature of action taken with respect to other clients, so long as Investment Manager, in accordance with its written policy to the extent practical, allocates any limited investment opportunities to all clients over a period of time on an equitable basis. Investment Manager, its affiliates and personnel may choose to manage and invest their personal portfolios differently than those of clients, and may have investments or make investment transactions in the same or similar securities held by clients. If in the judgment of the Investment Manager, an investment is equally suitable for more than one client or account, priority will be given to the client that has waited the longest since making its last investment according to its position on a rotation priority list.

(b) Custody. In connection with the Client Account:

(i) the Client has or shall open or utilize a custodian account with: UMB Bank, N.A. (the "Custodian") or such other custodian permitted under the 1940 Act and subject to the approval of the Board. Client further represents that the Custodian is a qualified custodian as defined in Rule 206(4)-2 of the Advisers Act and exclusive responsibility for the custody and safekeeping of the assets constituting the Client Account shall remain with the Custodian, except with respect to collateral which shall be covered by other agreements. Client represents that Fund is responsible for all custodial fees. To the extent that the Custodian selected by the Client uses an affiliate of the Investment Manager as a local subcustodian, the Client hereby consents to any transaction effected as a service with such local subcustodian necessary to invest and hold assets in such local market, on the same terms and conditions as other similarly situated clients of such Custodian;

(ii) the Client hereby appoints Investment Manager as Client's agent and attorney-in-fact with full power, authority and discretion to buy, sell and trade in all Assets held from time to time in account in the Fund's name. All transactions authorized by this Agreement shall be transacted through the Custodian and Investment Manager shall not be liable to Client for any action or omission of the Custodian. Client shall execute, or cause the Fund to execute, a limited trading authorization in a form acceptable to the Custodian, together with all other forms required for the proper establishment of the Client Account with the Custodian, which will empower Investment Manager to manage the Client Account as specified herein and to act on Fund's behalf. The Investment Manager shall provide the Custodian with such documents and information, including certification of the Investment Manager's duly authorized representatives, as the Custodian may reasonably request. All directions given by the Investment Manager to the Custodian shall be in writing, and signed by an authorized representative of the Investment Manager; and

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(iii) the Client Account shall at all times remain the property of the Fund, but the Client acknowledges that Investment Manager has full discretion and authority with respect to any and all investment decisions made on behalf of the Client Account, and Client shall not give the Custodian any instructions regarding the investment or reinvestment of the Client Account, provided, however, Investment Manager will comply with the Investment Guidelines. The Investment Manager shall at no time receive, retain nor physically control any Assets forming any part of the Client Account. Client shall instruct the Custodian to mail to Investment Manager duplicate confirmations of transactions and monthly asset statements of the Client Account.

(c) Proxy Voting. Unless otherwise specifically agreed to or as required by law, the Investment Manager shall be authorized to vote or direct the voting of proxies solicited by or with respect to the issuers of securities held in the Client Account and shall keep such records as may from time to time be required. Proxies will be voted and elections made in accordance with the Investment Manager's written policy in effect from time to time. The Client shall instruct the Custodian to forward promptly to the Investment Manager or to the Investment Manager's third party proxy service provider, if any (e.g. Institutional Shareholder Services), as indicated by the Investment Manager from time to time, receipt of such communications, and shall instruct the Custodian to follow the Investment Manager's instructions concerning the same. The Investment Manager shall not be responsible for voting proxies or for responding to any shareholder actions not timely received by the Investment Manager. The Investment Manager will make available to the Client and the Fund at all times a current copy of its proxy voting policies and procedures and information concerning the voting of proxies and shareholder actions as requested by the Client, Trust or third parties authorized to receive such information by the Client or Trust and at least annually the form required for the Fund’s Form N-PX filing.

(d) Legal Proceedings. Subject to the obligation to act in a commercially reasonable manner, the Investment Manager may, but is not required to, exercise options, conversion privileges, rights to subscribe to additional shares or other rights acquired with respect to the Client Account and may, but is not required to, consent to or participate in dissolutions, bankruptcies, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting the Client Account. In addition, subject to the obligation of the Investment Manager to act in a commercially reasonable manner, the Investment Manager, either directly or through any applicable servicing agent, may enforce the terms, conditions and covenants related to any loan or other investment held by the Fund. When reasonably practicable, the Investment Manager will provide advance notice to the Board of the need to retain counsel in order to enforce any such rights, provided however, that if the Investment Manager is unable to provide such advance notice, the Investment Manager will provide a report concerning the retention of counsel at the next Board meeting following any such retention. Where the Investment Manager does not advise or act for the Client Account in any legal proceedings or class actions, involving the Client Account or issuers of securities held by the Client Account, the Investment Manager shall continue to monitor, and advise the Client with respect to the continued holding or selling of the Assets of the Client Account.

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(e) Broker-Dealer Selection; Affiliated Broker-Dealers; Aggregation of Order; Cross-Trading:

(i) Subject to the Client's written instructions to the contrary, and its obligation to act in a commercially reasonable manner, Investment Manager shall have complete discretion to designate brokers or dealers, including brokers or dealers that are affiliated with Investment Manager (collectively, "Brokers"), to engage in any transactions involving the Client Account Assets. In Investment Manager's selection of such Brokers, it is understood and agreed that Investment Manager may take into consideration the Broker's commission rates or principal spreads, research capabilities, executions, reliability, efficiency and other factors. Subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Investment Manager shall have no duty to obtain the lowest commission or best net price for the Client Account on any particular transaction. The Fund shall be responsible for all direct expenses incurred pursuant to this Agreement, including but not limited to brokerage and transactional fees and costs.

(ii) To the extent permitted by Section 10(f) of the 1940 Act and Rule 10f-3 thereunder, Investment Manager may purchase securities from an unaffiliated syndicate member in an underwriting in which an affiliated broker-dealer participates in the management activities of the syndicate.

(iii)  Subject to the requirements of Rule 17e-1 adopted under the 1940 Act and the Rule 17e-1 policies and procedures adopted by the Fund, Investment Manager may purchase securities on behalf of the Client Account from one or more affiliated broker-dealers.

(iv) Where the Investment Manager believes that it is in the best interest of the Client Account and other clients or accounts, and where permitted by law, Investment Manager may aggregate orders, occurring at approximately the same time, for the Client Account with its own orders, those of any affiliated company, or any client orders, provided, that over time no more favorable terms will be given to any single account or other client. Such aggregation of orders may on some occasions operate to the disadvantage of the Client Account.

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(v) On occasion, the Investment Manager may find it beneficial to engage in "cross-trading", which cross-trading may involve the Client Account. For purposes of this Agreement, "cross-trading" shall mean the purchase and sale of securities between the Client Account, on one hand, and one or more other unrelated, discretionary clients managed or advised by the Investment Manager or its affiliates, on the other hand. The Investment Manager will only engage in cross-trading if all of the following conditions are met: (A) such crossing of trades is beneficial for all client parties involved, (B) the Investment Manager achieves best execution for all client parties involved, (C) the proposed cross-trade is priced on the basis of Rule 17a-7(b) under the 1940 Act, (D) the proposed cross-trade is in compliance with the 1940 Act in the event that a registered investment company is involved in the transaction, (E) the Investment Manager and its affiliates will not receive any compensation, either directly or indirectly, for affecting any such cross-trade, other than the fees charged in accordance with this Agreement and any management or advisory fees paid with respect to the other advised account(s), and (F) the Investment Manager will not charge the Client Account any transaction charge or brokerage charge in connection with the transaction. In furtherance thereof, the Fund has adopted appropriate policies and procedures in order to comply with Rule 17a-7 under the 1940 Act. Notwithstanding the foregoing, without the consent of the Client (and to the extent otherwise in compliance with Section 206(3) of the Advisers Act), neither the Investment Manager nor its affiliates will enter into any transaction involving the Client Account that is a Principal Transaction or an Agency Cross Transaction, in each case as defined under Section 206(3) of the Advisers Act. All details of any cross-trade will be fully disclosed to the Client promptly after the transaction has been completed. In addition, the Investment Manager will provide the Client with prompt notice of any cross-trade as well as a comparison of the price used in connection with the transaction and the closing price for the security for such day or the best independent bid and best independent offer report for such security on such day, as well as the trading volume in the security for such day and the size of the transaction. The Client may revoke this consent by written notice to the Investment Manager at any time.

(vi) In connection with any swap (as defined in the CEA, and the rules and regulations promulgated by the CFTC thereunder) trading activity that the Investment Manager may conduct as agent for, and on behalf of, the Client in respect of the Client Account, Client agrees to, or request that the Fund (i) provide any form, certification or other information requested by and acceptable to Investment Manager that is necessary for Investment Manager to comply with applicable regulatory requirements, (ii) provide information required under the ISDA Dodd-Frank Protocols, and (iii) update or replace such form, certification or information as Investment Manager deems necessary. In addition, the Client agrees that the Investment Manager may enter into any other contracts, agreements and undertakings as may in Investment Manager's opinion be reasonably necessary or advisable to amend existing swap documentation or enter into new swap documentation to facilitate compliance with applicable regulatory requirements. The Client acknowledges and agrees that any failure to provide such certification or other information may prevent the Investment Manager from entering into any such swap it may otherwise deem advisable and may adversely affect the Client Account.

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SECTION 5. COMPENSATION OF THE INVESTMENT MANAGER; EXPENSES OF THE INVESTMENT MANAGER

(a) Fees. The Client, not the Fund, shall pay to the Investment Manager fees in accordance with Exhibit B hereof. Such fees will be calculated and paid quarterly in arrears based on the Average Account Net Assets (as defined in Exhibit B) of the Client Account and will be billed directly to the Client. Fees for partial periods shall be prorated for the portion of the period for which the Services were rendered.

(b) Expenses.

(i)  The Fund shall bear, and reimburse the Investment Manager for all expenses incurred on its behalf associated with, the costs and expenses of the Fund’s investment transactions, including, without limitation, costs and expenses relating to: (i) the making of investments, including all fees and expenses (including third-party fees and expenses) with respect to, or associated with investing in or disposing of, portfolio companies, investments or securities; (ii) monitoring investments, including expenses and fees payable to third parties with respect to performance, enforcing any rights associated with portfolio companies, investments or securities, operational and legal review, and compliance and investment oversight and reporting; (iii) portfolio expenses, including expenses and fees associated with holding a portfolio company (including independent directors), investment or security; and (iv) any applicable insurance premiums. The foregoing notwithstanding, any expenses incurred by the Investment Manager on behalf of the Fund as described herein shall be both reasonable and consistent with the fiduciary obligations of the Investment Manager to the Fund and the shareholders of the Fund. Further, the Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (including, but not limited to, salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, research and investment monitoring, and the Investment Manager’s auditing expenses). Neither the Fund nor the Client shall be responsible for any such expenses of the Investment Manager. For the avoidance of doubt, the Investment Manager assumes no obligation with respect to, and shall not be responsible for, the expenses of the Client or the Fund in fulfilling the Investment Manager’s obligations hereunder; and

(ii)  The Investment Manager agrees that to the extent any transaction-related fees and expenses incident to the purchase or sale of the Fund's investments also relate to investments by other clients of the Investment Manager or other business of the Investment Manager, all such fees and expenses shall be allocated pro-rata among the relevant parties, such that the Fund will only bear its appropriate pro-rata allocation of such fees and expenses.

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SECTION 6. COMPLIANCE WITH LAW; LIMITATION ON LIABILITY AND INDEMNIFICATION

(a) Compliance With Law. The Investment Manager shall comply with all laws and regulations issued from time to time and applicable to the discharge of its duties under this Agreement. It is understood and agreed that, except with respect to the Client Account, the Investment Manager undertakes no responsibility for or the diversification of other assets or investments of the Client.

(b) Limitation on Liability. The Investment Manager assumes no responsibility under this Agreement other than to render the Services. It is agreed that the Investment Manager shall have no responsibility or liability for the accuracy or completeness of the Registration Statement except for information supplied by the Investment Manager for inclusion therein. The Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Client or the Fund in connection with the Services, except losses resulting from: (i) any breach of fiduciary duty with respect to receipt of compensation for the Services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act); (ii) willful misfeasance, bad faith or gross negligence on its part in the performance of the Services; or (iii) the reckless disregard by it of its obligations and duties hereunder. The Investment Manager shall not be liable for any special, consequential or punitive damages. Notwithstanding the foregoing, Investment Manager acknowledges and agrees that applicable securities laws may independently impose responsibilities and liabilities (including on persons acting in good faith) and, therefore, let none of the limitations in this Section [6(b)] or elsewhere in this Agreement shall serve to waive or override any such applicable securities laws.

(c) Indemnification of Client. The Investment Manager shall indemnify and hold harmless the Client from and against any and all actual costs and liabilities (including reasonable attorneys' fees and disbursements) that may be incurred as a result of any claim against any of them arising out of any decision or other action taken, omitted or suffered to be taken by the Investment Manager that was not in good faith, or was not authorized by or within the discretion or right or powers conferred upon it by this Agreement, or constituted gross negligence, willful misconduct, or a material breach of its fiduciary duty.

(d) Indemnification of Investment Manager. To the fullest extent permitted by law, the Fund shall indemnify the Investment Manager (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, the Investment Manager (each such person, including the Investment Manager, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses incurred in connection with the past or present performance of services rendered by the Investment Manager in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith or gross negligence by the Investment Manager or indemnitee. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a defendant. The rights of indemnification provided under this Section 6 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 6.

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SECTION 7. OTHER SUB-ADVISERS AND CONSULTANTS

The Fund and the Client reserve the right to retain additional sub-advisers and/or consultants in their sole but reasonable discretion. The Client will provide the Investment Manager with advance notice of the engagement of any additional sub-adviser(s).

SECTION 8. REPORTS AND INFORMATION

(a) Reports. The Investment Manager will prepare and furnish Client with quarterly reports of the market value of the Client Account. From time to time, and at no additional cost or expense, the Investment Manager will furnish the requesting party reports on portfolio transactions and reports on Assets held in the Client Account, in such detail as the Client, its consultant(s) or the Trust may reasonably request and is reasonably practical for Investment Manager to provide. This obligation includes any reports requested by potential investors or third parties for due diligence purposes.

(b) Information. The Investment Manager will provide the Client with information (including information that is required to be disclosed in the Registration Statement or that may be requested, on a commerically reasonable basis, by an investor or third party due diligence firm) with respect to the Investment Manager, portfolio managers responsible for Client Assets, and any changes of the portfolio managers responsible for Client Assets. The Investment Manager will promptly notify the Client and the Fund of any pending enforcement action, material litigation, material administrative proceeding or any other material regulatory inquiry to the extent permissible under applicable law and regulation as well as any actual or, to the extent possible and to the Investment Manager's best knowledge, any anticipated material change to the ownership, control or management of the Investment Manager, including any change that may cause a change of "Control" of the investment adviser, as that term is defined in the 1940 Act. Upon reasonable request, and at no additional cost or expense, the Investment Manager will make available its officers and employees to meet with the Board and the officers of the Trust to review the Assets and any other information regarding the Client Account or the Investment Manager. The Investment Manager will make available information reasonably requested by the Trust or as required to be presented to the Board or shareholders in regards to its approval and renewal of this Agreement discussed in Section 9 and other matters that arise.

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(c) Due Diligence Support. The Investment Manager will provide the Client with all reasonably requested due diligence support for the Fund, bearing in mind reasonability shall be considered in light of the diligence support customarily requested and/or required of funds in a similar competitive position of the Fund. The Investment Manager will use commercially reasonable efforts to respond to such requests in a timely manner. This will include reports or other information referenced in Sections 8(a) and 8(b) above, as well as attending all due diligence meetings, as requested by the Client from time to time. The Fund and/or the Client agree to reimburse Investment Manager for the Investment Manager’s reasonable travel expenses for any such off-site due diligence meetings. Investment Manager agrees that it shall adhere to its internal corporate travel policy with respect to such travel expenses. Investment Manager further agrees that to the extent any additional unrelated meetings or travel are combined with providing due diligence support for the Fund, the Client shall reimburse only an appropriate pro-rated portion of such travel expenses.

SECTION 9. EFFECTIVE DATE; AMENDMENT; TERMINATION; AND SURVIVAL

(a) Effective Date. This Agreement, unless sooner terminated as provided herein, shall remain in effect from the date of the initial funding of the Client Account (the "Effective Date"), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination and Assignment. This Agreement may be terminated by (i) the Fund at any time, without the payment of any penalty, upon the vote of a majority of the Trustees or the vote of a majority of the outstanding voting securities of the Fund, on not less than 60 days written notice to the Investment Manager, (ii) the Client on not less than 60 days written notice to the Investment Manager, or (iii) the Investment Manager on not less than 60 days written notice to the Client and the Fund. This Agreement may also be terminated at any time by any party hereto upon written notice to the other parties in the event of a material breach of any provision to this Agreement by any such parties. This Agreement may not be assigned and will terminate automatically in the event of its assignment, except as provided otherwise by any rule, interpretive position of the staff of the SEC, any applicable “no action” position taken by the staff of the SEC, or otherwise pursuant to the 1940 Act, and approved by the Board.

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(c) Duties Following Termination. Following the delivery of any notice of termination hereunder, the Investment Manager shall perform all of its obligations hereunder in good faith as directed by the Client and will cooperate fully with the Client in taking all necessary or appropriate steps in order to effectuate the orderly transfer of portfolio management functions to third parties designated by the Client. If the termination of this Agreement is effective during any period of time for which the Investment Manager has not been compensated, the fee due to the Investment Manager for such period shall be prorated to the date of termination.

(d) Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by the Board pursuant to a vote of a majority of those Trustees of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the majority of the Fund's outstanding securities, unless such shareholder approval is not required by applicable law, or the amendment is otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff. .

(e) Survival. The provisions of Sections 5, 6, 7 and 10(b) of the Agreement shall survive the termination of the Agreement.

SECTION 10. MISCELLANEOUS

(a) Notices. Instructions with respect to Client Account transactions may be given orally if followed up by email confirmation. All other communications under this Agreement must be in writing and will be deemed duly given and received when (i) delivered personally, (ii) sent by electronic e-mail transmission, (iii) three days after being sent by first class mail, postage prepaid or (iv) one (1) day after being deposited for next-day delivery with Federal Express or another nationally recognized overnight delivery service, all charges or postage prepaid, properly addressed to the party to receive such notice at that party's address indicated below, or at any other address that either party may designate by notice to the other:

(i) to the Investment Manager:

RREEF America L.L.C.

222 S. Riverside Plaza, Floor 26

Chicago, IL 60606

Attention: Marc Feliciano

Telephone: 312-537-9233
E-mail: marc.feliciano@db.com

- And -

RREEF America L.L.C.

345 Park Avenue, Floor 26

New York, NY 10154

Attention: Joe Rado

Telephone: 212-454- 6476

E-mail: joe.rado@db.com

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- And -

RREEF America L.L.C.

222 S. Riverside Plaza, Floor 26

Chicago, IL 60606

Attention: Patrick Kennelly

Telephone: 312-537-0111

E-mail: Patrick.kennelly@db.com

- And -

RREEF America L.L.C.

60 Wall Street

New York, NY 10005

Attention: Berit Block

Telephone: 212-250-5908
E-mail: berit.block@db.com

(ii) to the Client:

Bluerock Credit Fund Advisor, LLC

712 Fifth Ave, 9th Floor

New York, NY 10019

Attention: Jordan Ruddy

Telephone: 646.278.4223

E-mail: jruddy@bluerockre.com

- And -

Bluerock Credit Fund Advisor, LLC

712 Fifth Ave, 9th Floor

New York, NY 10019

Attention: Adam Lotterman

Telephone: 917.733.0083

E-mail: alotterman@bluerockre.com

The address or addressee to receive notice for any person may be changed by such party from time to time by giving notice in the foregoing manner. Any notice required under this Agreement may be waived by the person entitled to notice.

(b) Confidentiality. Except as required by law or as otherwise permitted herein, (i) Investment Manager agrees to maintain in strict confidence all personal and financial information regarding the Client Account that is furnished to Investment Manager by Client (collectively, "Client Confidential Information"), and (ii) Client agrees to maintain in strict confidence all investment advice and information furnished with respect to the Client Account by Investment Manager. If information is already in, or comes into, the Investment Manager’s possession as a result of activities unrelated to, or from sources other than, the Client or the Fund or if such information is or becomes available to the public other than as a result of disclosure by the Investment Manager it will not be considered Client Confidential Information. Notwithstanding the foregoing, the Client consents to the disclosure by the Investment Manager of the Client's identity as a client of the Investment Manager, and the Client authorizes the disclosure by the Investment Manager of Client Confidential Information to (A) brokers and dealers and other intermediaries necessary in order to facilitate the Investment Manager's (or any sub-adviser's) trading activities on or for the Client Account, (B) affiliates of the Investment Manager, or the Investment Manager's or its affiliates' legal, accounting or other professional advisors, in each case, for legal, compliance and business supervisory purposes, (C) affiliates of the Investment Manager and/or third parties, on a confidential basis, solely in order to perform certain middle- and back-office functions or other administrative, systems or support services in relation to the performance of the services hereunder with respect to the Client Account or (D) any judicial, administrative, governmental or regulatory agency, stock exchange on which its securities (or those of its affiliates) are listed or any other self-regulatory organization which otherwise has regulatory or supervisory authority over the Investment Manager or its affiliates. In addition, the Investment Manager may use Client's performance in its composite performance.

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(c) Marketing Materials, Trademarks and other Intellectual Property. The Client may use certain identifying information of the Investment Manager as set forth on EXHIBIT D attached hereto or as otherwise provided by Investment Manager to the Client or Fund and which by this reference is incorporated into this Agreement as if fully set forth herein (the "Proprietary Materials"), in Sales Materials, as defined below, only for the purpose of identifying the Investment Manager's relationship and activities with respect to the Fund. "Sales Materials" include advertisements (such as material published, or designed, for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media, or other public media), sales literature, and educational or training materials. Investment Manager hereby warrants that it has the necessary rights to and does hereby grant to Client, a revocable, non-transferable, non-exclusive, limited license to use in the United States the Proprietary Materials during the term of this Agreement in the manner set forth herein. Investment Manager's grant under this Agreement shall extend to Sales Materials distributed by financial intermediaries who have been approved by Client to distribute the Fund. Client shall ensure such financial intermediaries' compliance with the terms of this Section 10(c) and shall indemnify Investment Manager for such financial intermediaries' breach hereof. Client shall not, by virtue of this Agreement, acquire any right, title or interest in or to any of the Proprietary Materials or any associated goodwill of the Investment Manager or its affiliates. The Proprietary Materials and any associated goodwill shall remain at all times solely with Investment Manager and Investment Manager's parent, Deutsche Bank AG ("DBAG"). Client's use of the Proprietary Materials hereunder shall inure to the sole benefit of Investment Manager and DBAG. Nothing in this Agreement conveys to Client any right, title or interest in and to the Proprietary Materials other than the license to use the Proprietary Materials in accordance with the provisions of this Agreement. Client shall never, either directly or indirectly contest the ownership or validity of any rights of Investment Manager and DBAG in the Proprietary Materials or any registrations thereof. Client shall not take any unauthorized action that could infringe, interfere with or diminish the rights, title or interest in the Proprietary Materials or any associated goodwill of the Investment Manager or its affiliates (including but not limited to the use of confusingly similar names or marks in connection with the advertisement, marketing or sale of a good or service). Client shall at all times comply with Investment Manager's current e-branding guidelines (including any changes set forth therein) in connection with the use of the Proprietary Materials pursuant to this Agreement which includes using appropriate symbols and footnotes to protect the status of such Proprietary Materials as specified by Investment Manager to Client as well as any reasonable policies adopted from time to time and provided to Client. Specific details of Client's requirements for use of the Proprietary Materials are set forth on Schedule 1. Client acknowledges that its rights to use the Proprietary Materials shall cease upon termination or expiration of this Agreement and shall automatically revert to Investment Manager and DBAG, as applicable. Client shall submit to the Investment Manager, for Investment Manager's review and approval, and Client shall not use until receiving Investment Manager's approval thereof in writing, all materials that in any way use or refer to the Investment Manager, its affiliates or the Proprietary Material. Investment Manager's approval shall be required with respect to the use of and description of the Investment Manager, its affiliates or the Proprietary Materials. Investment Manager shall promptly notify Client of its approval or disapproval of any such materials following receipt thereof from Client. Notwithstanding the foregoing, the Investment Manager shall have the right at any time to modify the use or description of the Proprietary Materials upon prior written notice to Client. Client shall not, except with the Investment Manager's prior written consent, use nor permit the use of any Proprietary Materials in conjunction with Client's own trademark(s), the marks of any of its affiliates or the marks of any third party resulting in a composite mark and, if Client obtains Investment Manager's consent therefor, then such resulting composite mark shall be part of the intellectual property of the Investment Manager and included in the Proprietary Materials, and the Investment Manager shall be permitted to register such usage in all jurisdictions, if any, as Investment Manager deems to be reasonably necessary or prudent, without opposition from Client. Client agrees to cooperate with Investment Manager in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose. Nothing contained in this Agreement shall restrict the Investment Manager from licensing any Proprietary Materials to any other person or entity at any time. In the event that Client learns of any infringement or imitation of any of the Proprietary Materials, or of any use by any person or entity of a mark similar to any of the marks included in the Proprietary Materials, it shall promptly notify the Investment Manager thereof. The Investment Manager may take such action, if any, as it deems advisable for the protection of rights in and to the Proprietary Materials and, if requested to do so by the Investment Manager, Client shall cooperate with Investment Manager in all respects, at Investment Manager's expense, including, without limitation, by being a plaintiff or co-plaintiff and, upon Investment Manager's reasonable request, by causing its officers to execute appropriate pleadings and other necessary documents. Moreover, Client shall not initiate any action asserting rights with respect to any of the Proprietary Materials without the express written consent of the Investment Manager. If at any time the Investment Manager notifies Client that it is not using the Proprietary Materials in accordance with the terms of this Agreement, then Client shall forthwith correct the defects therein, or shall forthwith cease use of any non-conforming Proprietary Materials.

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(d) Acknowledgement of Risk. The Client recognizes that risks are inherent in the Fund’s investments and the Investment Manager cannot assure a net profit will be obtained through its management of the Client Account or that a loss may not be incurred.

(e) Negotiated Agreement. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

(f) Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

(g) Entire Agreement; Amendment. This Agreement, including any Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, may not be modified, waived, or terminated orally, and may only be amended by an agreement in writing signed by the parties hereto. This Agreement is intended to, and shall, supersede that certain Sub-Advisory Investment Management Agreement dated November 22, 2017, between RREEF America, L.L.C. and Bluerock Fund Advisor, LLC, and pertaining to the “Bluerock Secured Real Estate Debt Fund,” which, upon full execution of this Agreement, shall be void ab initio.

(h) Non-Waiver. The omission by any party at any time to enforce any default or right reserved to it, or to require performance of any of the terms, covenants, or provisions hereof by any other party at the time designated, shall not be a waiver of any such default or right to which the party is entitled, nor shall it in any way affect the right of the party to enforce such provisions thereafter.

(i) Applicable Law; Venue; Attorneys Fees. This Agreement shall be governed by the laws of the State of New York without regard to the conflict of law principles of any jurisdiction, except to the extent controlled by federal securities laws. Any references to a section of applicable law, or to any regulations or pronouncements thereunder, shall be deemed to include a reference to any amendments thereof and any successor provisions thereto. Any litigation between the parties shall be venued solely in New York, New York. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. The prevailing party in any litigation shall be entitled to reimbursement of its reasonable attorneys fees from the non-prevailing party.

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(k) Headings. The headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions thereof.

(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

**********

signature page follows

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IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first above written.

RREEF AMERICA L.L.C.		BLUEROCK CREDIT FUND ADVISOR, LLC

By:		By:
	Name:		Name:
	Title:		Title:

By:
Name:
Title:

Solely with respect to Sections 6(d) and 8(c)
Bluerock Institutional Mortgage Income Fund

By:
Name:
Title:

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EXHIBIT A

Investment Guidelines

The Client acknowledges that the Registration Statement will contain significant disclosure regarding the Investment Manager and its strategy with respect to the Fund. Accordingly, the Client will work closely with the Invesmtnet Manager to prepare such disclosures and will make a draft of the Registration Statement available to the Investment Manager for its review and comment prior to filing with the SEC. In addition, the Client will seek the Investment Manager’s approval of any disclosure regarding the Investment Manager, the Investment Manager’s officers and employees, and the Investment Manager’s proprietary investment strategies with respect to the Fund prior to any Fund filings with the SEC.

Investment Objective: To generate attractive, long-term risk-adjusted returns, with an emphasis on current income with lower volatility and lower correlation to the broader markets.

Investment Strategy: Consistent with the Registration Statement, to originate, acquire and manage a diversified portfolio of institutional private and public real estate debt investments consisting of secured first and second mortgage loans, secured mezzanine loans, secured construction or transitional loans, and preferred equity investments, and in public real estate-related debt instruments and securities (including MBS, I/O strips, CMBX, CDOs, CDS, REIT Bonds), secured by high quality, desirable properties sponsored by experienced, financially sound borrowers, and located primarily in major and select regional markets within the United States, and generally not to exceed 80% of the stabilized value of the underlying property(ies)/or collateral.

Target Distribution Rate: 6.0% distribution rate, paid monthly. Preference for distribution to be earned from income, but a portion may be paid from realized or unrealized capital gains.

Fund Leverage: Under the 1940 Act, the Fund is allowed Fund-level leverage of up to 33% of total assets, excluding underlying leverage of its investments (i.e. the Fund may borrow 50 cents for every dollar of Assets).

Permissible Investments:

•	Consistent with Investment Strategy and the Registration Statement

Excluded Investments:

The Client Account specifically may not acquire the following securities:

•	Securities of issuers whose names appear on the Investment Manager's restricted list;

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•	Interests or equity securities in any entity holding investments or engaging in activities prohibited by the Fund's prospectus, SAI, and other governing documents; and

•	Any investments in an affiliates of the Investment Manager or Client.

The Investment Manager

•	May not engage in the business of securities trading, underwriting or the agency distribution of securities issued by other persons (e.g., the Investment Manager shall not act as a securities underwriter or market maker); or

May trade with affiliated brokers of the Client or Investment Manager, as in accordance with the Fund’s policies and procedures, and as specifically disclosed and approved by the Fund’s Board of Trustees. For the avoidance of doubt, the Investment Manager may only use those brokers which are included on the Investment Manager's approved Broker List. Geographic Region

The Client Account seeks to invest primarily in the United States and has ability to invest in outside the United States on a tactical basis.

Target Index

•	1/3 High-yield (BB) – used as a comparison for Mezzanine Loans or Preferred Equity investments with either higher LTV or lower debt yield or structured with higher interest rates

•	1/3 Investment grade (BBB) – used as a comparison for Mezzanine Loans or Preferred Equity investments with either more moderate LTV or higher debt yield

•	1/3 Senior Mortgages (Giliberto-Levy) – used as a comparison for senior mortgage loans or very low LTV mezzanine loans (<=50%)

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EXHIBIT B

Investment Manager Fees

Client will pay Investment Manager, or cause to be paid to Investment Manager, a fee determined by multiplying the Average Account Net Assets by the Applicable Percentage as defined below, and shall be invoice quarterly. Fees for partial periods shall be prorated for the portion of the period for which the Services were rendered:

(a)	0.75% annual rate for Average Account Net Assets up through $500,000,000;

(b)	0.60% annual rate for Average Account Net Assets in excess of $500,000,000 and through $1,000,000,000;

(c)	0.55% annual rate for Average Account Net Assets in excess of $1,000,000,000.

For purposes of this calculation: "Average Account Net Assets" for any quarter shall mean the average of the assets in the Client Account, less any borrowings related to Client Account, as reported by the Custodian for the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

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EXHIBIT C

Reserved - Intentionally Left Blank

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EXHIBIT D

•	Logos
•	AUM and other overview data
o	Diversification by Region
o	Diversification by Asset Class
o	Org Charts - Company / Divisions / Personnel
•	Bios
•	Firm Overview
•	Firm background/history
•	Firm geographic footprint
•	Investment Strategy(ies)
•	Investment Process
•	Case Studies
•	Historical returns (vs benchmarks)
o	By asset sub-type (senior loans, mezzanine loans, preferred equity, CMBS, etc.)
o	Full cycle fund isolation
o	Default and Recovery data – firm and market
•	Any charts or graphics depicting any of the above

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